Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)         Registration Statement (Form S-8 No. 333-135914) of the 2004 Share Option Plan and 2005 Share Incentive Plan of Vimicro International Corporation,

(2)         Registration Statement (Form S-8 No. 333-166829) of the 2005 Share Incentive Plan of Vimicro International Corporation, and

(3)         Registration Statement (Form F-3 No. 333-166948) of Vimicro International Corporation;

of our report dated April 29, 2014, with respect to the consolidated financial statements of Vimicro International Corporation included in this Annual Report (Form 20-F) for the year ended December 31, 2013.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China
April 29, 2014